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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Michael Cimini
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1233
www.delcath.com                             tfromer@kcsa.com / mcimini@kcsa.com
---------------                             ----------------   ----------------

Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                        FOR IMMEDIATE RELEASE
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                  DELCATH SYSTEMS ADVISES STOCKHOLDERS TO DEFER
                   TAKING ANY ACTION AT THIS TIME IN RESPONSE
                   TO LADDCAP'S ANNOUNCED CONSENT SOLICITATION

STAMFORD, Conn., July 28, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) advised its stockholders to defer taking any action at this time in response to Laddcap Value Partners' Schedule 13D/A filing that it intends to commence a consent solicitation of the Company's stockholders to remove all members of Delcath's duly-elected Board of Directors.

On July 27, 2006, less than three weeks after Laddcap Value Partners withdrew its request for a special meeting of the Company's stockholders to remove all Delcath Directors, Laddcap commenced a process to solicit written consents from all Delcath stockholders seeking again to remove the entire Board, including those Directors that were recently re-elected at the Company's annual meeting on June 13, 2006. A majority of Delcath's five member Board is independent. The record date in connection with Laddcap's consent solicitation is July 27, 2006. Only stockholders of record as of the close of business on that date will be entitled to execute, withhold, or revoke consents.

Samuel Herschkowitz, M.D., Chairman of the Board of Directors of Delcath, said "We are surprised that, three weeks after Laddcap entered into an agreement with the Company to withdraw its request for a special meeting and dismiss the litigation against the Company in Delaware, Laddcap has now reversed course. This is Laddcap's third attempt to seek to remove the Delcath Board in the last three months. It is regrettable that Laddcap continues to take these actions which must inevitably divert Company resources and management attention away from our core mission of developing the Delcath system and enhancing long-term stockholder value."

Delcath stockholders are reminded that federal securities laws require that no written consents may be solicited from you by Laddcap before Laddcap provides you with definitive consent solicitation materials.

Additional Information

This information was furnished on behalf of Delcath Systems Inc. by its Board of Directors. Delcath Systems Inc. will soon be sending you definitive consent revocation materials that you should read, as they contain information important to your interests, including information required to be presented about the participants in the consent revocation. You may obtain a copy of the preliminary consent revocation materials on form PRE 14A, when filed with the Securities and Exchange Commission (the "SEC"), and the definitive consent revocation materials, when filed, free of charge at the SEC's website at www.sec.gov. Delcath Systems Inc. will also provide you with a copy of these materials without charge by directing your request to Delcath Systems, Inc., Attention: M.
S. Koly, Chief Executive Officer, 203-323-8668.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the company's website, www.delcath.com.

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